                                                                     Exhibit 5.1

                          DIRECT LINE:   441 299 4965
                          E-MAIL:        graham.collis@conyersdillandpearman.com
                          OUR REF:       GBC/dhm/380423/203173/CorpDocs
                          YOUR REF:

[________] 2007

Validus Holdings, Ltd.
Clarendon House
2 Church Street
Hamilton  HM 11
Bermuda

Dear Sirs,

VALIDUS HOLDINGS, LTD. (THE "COMPANY")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-1 (Registration No. 333-[__]) filed with the U.S. Securities and Exchange Commission (the "Commission") on 16th January 2007 and thereafter amended (the "Registration Statement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of [__] common shares, par value US$[0.10] each, of which [__] common shares are being offered by the Company and [__] (the "Issued Shares") are being offered by certain selling shareholders named in the prospectus forming part of the Registration Statement (the "Selling Shareholders") together with an additional [__] common shares, par value US$[0.10] each, subject to an over-allotment option granted to the underwriters by the Selling Shareholders (together the "Shares").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on [__] 2007, minutes of meetings of the board of directors of the Company held on [__] 2006 and [__] 2007 (together, the "Minutes") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, and (d) that, upon issue of any shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

Under Bermuda law, in order for a share to be validly issued, it must have been issued in accordance with the Companies Act 1981 and the company's bye-laws, which, in the case of the Company, means that the share must have been issued by a resolution of the board of directors of the Company to a person who has agreed to become a member of the Company. In addition, in order for the share to be fully paid, either the Company must have received the consideration for the full issue price thereof which must be equal at least to the par value thereof or the share must have been issued as a bonus share on capitalisation of the amount standing to the credit of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution which amount must be equal at least to the aggregate of the par values of all such bonus shares issued. Under section 65 of the Companies Act 1981 the register of members of a company must have entered therein, inter alia, the names and addresses of the members of the company, a statement of the shares held by each member and, in respect of any share that is not a fully paid share, it must specify the amount paid or agreed to be considered as paid on such share. Under section 68 of the Companies Act 1981 the register of members of a company is prima facie evidence of any matters directed or authorised by the Companies Act 1981 to be inserted therein. Accordingly, our opinion in paragraph 3 below is based solely upon a review of the register of members of the Company dated [_______] 2007, prepared by the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for as contemplated by the Registration Statement, the Shares, other than the Issued Shares, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3. The Issued Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "RISK FACTORS - We are a Bermuda company and it may be difficult for you to enforce judgements against us or against our directors and executive officers" and "Validity of Common Shares" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN


                                      -3-